Exhibit 10-J
NON-COMPETITION AND SEVERANCE AGREEMENT
between
DANA CORPORATION
and
PAUL MILLER
dated May 3, 2004

          THIS NON-COMPETITION AND SEVERANCE AGREEMENT (the “Agreement”), dated as of May 3, 2004, by and between, Dana Corporation, a Virginia corporation, whose principal place of business is located at 4500 Dorr Street, Toledo, Ohio (the “Corporation”), and Paul E. Miller (the “Executive”);
          WHEREAS, the Corporation has offered to employ the Executive as its Vice President of Purchasing and the Executive has accepted such offer of employment;
          WHEREAS, the Executive desires to be employed by the Corporation, and to forego opportunities elsewhere during his period of employment;
          WHEREAS, the Corporation’s offer of employment requires the Executive to be subject to its customary non-competition, non-disparagement and confidentiality covenants and also provides for certain severance benefits to be payable under certain circumstances, as more fully set forth herein; and
          WHEREAS, the parties intend for this Agreement to operate until terminated in accordance with the terms hereof as more fully set forth herein.
          NOW, THEREFORE, IN CONSIDERATION of the mutual promises, covenants and agreements set forth below, it is hereby agreed as follows:
1. Definitions. All defined terms in this Agreement shall have the meanings set forth below:
(a)	“Agreement” shall mean this Non-Competition and Severance Agreement.

(b)	“Board” shall mean the Board of Directors of the Corporation.

(c)	“Cause” shall mean (i) termination of employment as the result of the Executive’s conviction of, or plea of guilty or nolo contendere to, the charge of having committed a felony (whether or not such conviction is later reversed for any reason); or (ii) failure by the Executive to devote his full time and undivided attention during normal business hours to the business and affairs of the Corporation or one of its subsidiaries except for reasonable vacations and except for illness or incapacity; but nothing herein shall preclude the Executive from devoting reasonable periods required for (A) serving as director or member of a committee of any organization involving no conflict of interest with the interests of the Corporation or its subsidiaries; (B) delivering lectures, fulfilling speaking engagements, teaching at educational institutions; (C) engaging in charitable and community activities and (D) managing his personal investments, so long as such activities do not materially interfere with the regular performance of his duties and responsibilities to the Corporation or its subsidiaries; or (iii) disclosure by the Executive at any time, to any person not employed by the Corporation or one of its subsidiaries, or not engaged to render services to the Corporation or one of its subsidiaries, except with the prior written consent of an officer authorized to act in the matter by the Board, of any confidential information of the Corporation, its subsidiaries and affiliates obtained by him while in the employ of the Corporation, including, without limitation, information related to any of the Corporation’s inventions, processes, formulae, plans, devices, compilations of information, methods of distribution, customers, suppliers, client relationships, marketing strategies or trade secrets; provided, however, that this provision shall not preclude the Executive from use or disclosure of information known generally to the public or of information not considered confidential by persons engaged in the business conducted by the Corporation or from disclosure required by law, regulation or court order; (iv) the willful engaging by the Executive in misconduct that is injurious to the Corporation or its subsidiaries, monetarily or otherwise; or (v) negligence or incompetence on the part of the Executive in the performance of his assigned duties.

(d)	“Competition” shall have the meaning set forth in Section 2(b).

(e)	“Corporation” mean Dana Corporation.

(f)	“Date of Termination” shall mean the date on which the Executive elects to retire, voluntarily resigns, dies or is released from employment by the Corporation.

(g)	“Employment Period” shall have the meaning set forth in Section 2(a).

(h)	“Executive” shall mean Paul E. Miller.

(i)	“Non-competition Period” shall mean (i) upon the Executive’s termination of employment with the Corporation or any of its subsidiaries or affiliates for any reason on or before May 3, 2006, the twenty four (24) month period following such termination of employment, or (ii) upon the Executive’s termination of employment with the Corporation or any of its subsidiaries or affiliates for any reason after May 3, 2006, the twelve (12) month period following such termination of employment.
2. Non-Competition.
     (a) The Executive agrees that he will not engage in Competition at any time (i) during his employment by the Corporation or any of its subsidiaries or affiliates (the “Employment Period”) or (ii) during the Non-competition Period. In addition, during the Non-competition Period, the Executive agrees that he will not make or publish any statement which is, or may reasonably be considered to be, disparaging of the Corporation or any of its subsidiaries or affiliates, or directors, officers, employees or the operations or products of the Corporation or any of its subsidiaries or affiliates.
     (b) The word “Competition” for the purposes of this Agreement shall mean:

(i)	taking a management position with or control of a business engaged in the design, development, manufacture, marketing or distribution of products, which constituted 15% or more of the sales of the Corporation and its subsidiaries and affiliates during the last fiscal year of the Corporation preceding the termination of the Executive’s employment, in any geographical area in which the Corporation, its subsidiaries or affiliates is at the time engaging in the design, development, manufacture, marketing or distribution of such products; provided, however, that in no event shall ownership of less than 5% of the outstanding capital stock entitled to vote for the election of directors of a corporation with a class of equity securities held of record by more than 500 persons, standing alone, be deemed Competition with the Corporation within the meaning of this Section 2;

(ii)	soliciting any person who is a customer of the businesses conducted by the Corporation and its subsidiaries and affiliates, or any business in which the Executive has been engaged on behalf of the Corporation and its subsidiaries or affiliates at any time during the Employment Period on behalf of a business described in clause (i) of this Section 2(b); or

(iii)	inducing or attempting to persuade any employee of the Corporation or any of its subsidiaries or affiliates to terminate his employment relationship in order to enter into employment with a business described in clause (i) of this Section 2(b).
     (c) If, at any time, the provisions of this Section 2 shall be determined to be invalid or unenforceable, by reason of being vague or unreasonable as to area, duration or scope, the provisions of this Section 2 shall be divisible and shall become immediately amended to cover only such area, duration or scope as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter; and the Executive agrees that Section 2 as so amended shall be valid and binding as though any invalid or unenforceable provision had not been included herein.
3. Confidential Information.
     (a) The Executive agrees not to disclose, either while in the Corporation’s employ or at any time thereafter, to any person not employed by the Corporation or one of its subsidiaries, or not engaged to render services to the Corporation or one of its subsidiaries, except with the prior written consent of an officer authorized to act in the matter by the Board, any confidential information of the Corporation, its subsidiaries and affiliates obtained by him while in the employ of the Corporation, including, without limitation, information relating to any of the Corporation’s inventions, processes, formulae, plans, devices, compilations of information, methods of distribution, customers, suppliers, client relationships, marketing strategies or trade secrets; provided, however, that this provision shall not preclude the Executive from use or disclosure of information known generally to the public or of information not considered confidential by persons engaged in the business conducted by the Corporation or from disclosure required by law or court order. The agreement herein made in this Section 3(a) shall be in addition to, and not in limitation or derogation of, any obligations otherwise imposed by law upon the Executive in respect of confidential information and trade secrets of the Corporation, its subsidiaries and affiliates.
     (b) The Executive also agrees that upon leaving the Corporation’s employ he will not take with him, without the prior written consent of an officer authorized to act in the matter by the Board, and he will surrender to the Corporation any record, list, drawing, blueprint, specification or other document or property of the Corporation, its subsidiaries and affiliates, together with any copy and reproduction thereof, mechanical or otherwise, which is of a confidential nature relating to the Corporation, its subsidiaries and affiliates, or, without limitation, relating to its or their methods of distribution, client relationships, marketing strategies or any description of any formulae or secret processes, or which was obtained by him or entrusted to him during the course of his employment with the Corporation.
4. Covenants Reasonable. The Executive hereby acknowledges that the business of the Corporation is highly competitive. The Executive further acknowledges that his service to the Corporation will be of a special and unique character, and that he will be identified personally with the Corporation. The Executive also acknowledges that his employment with the Corporation will require that he have access to some of the Corporation’s most highly confidential business information, trade secrets and proprietary information. The parties therefore acknowledge that the restrictions contained in Sections 2 and 3 hereof are a reasonable and necessary protection of the immediate interests of the Corporation, and any violation of these restrictions would cause substantial injury to the Corporation and that the Corporation would not have entered into this Agreement and the employment relationship with the Executive without receiving the additional consideration offered by the Executive in binding himself to any of these restrictions.
5. Severance.
     (a) If at any time on or before May 3, 2006, the Executive’s employment with the Corporation or any of its subsidiaries or affiliates is terminated by the Corporation or any of its subsidiaries or affiliates without Cause, then the Corporation shall pay to the Executive, (i) a pro-rata portion of the Executive’s target annual bonus for the fiscal year in which the Date of Termination occurs (based on the portion of the performance period that has elapsed prior to the date of such termination and assumed achievement at the target level of performance); (ii) any accrued but unpaid amounts of the Executive’s salary and vacation pay and previously deferred salary; and (iii) for a period of twenty four (24) months, a monthly payment equal to one-twelfth (1/12) the sum of the Executive’s annual base salary immediately prior to the Date of Termination and the Executive’s target annual bonus for the fiscal year in which such termination occurs; provided, however, that such payments shall be reduced (but not below zero) to reflect any other amounts payable to the Executive in respect of salary or bonus continuation to be received by the Executive under any severance plan, policy or arrangement of the Corporation. Except to the extent limited by Section 5(c) below, in the event of such a termination, for the period of twenty four (24) months following the Date of Termination, the Company shall also provide to the Executive (and, as applicable, his eligible dependents), (A) continued participation in all welfare benefits under the welfare plans in which the Executive participated immediately prior to the Date of Termination; and (B) service credit for vesting purposes under the Supplemental Executive Retirement Plan for Paul Miller as if the Executive had remained employed during such twenty four (24) month period.
     (b) If at any time after May 3, 2006, the Executive’s employment with the Corporation or any of its subsidiaries or affiliates is terminated by the Corporation or any of its subsidiaries or affiliates without Cause, then the Corporation shall pay or provide to the Executive the payments and benefits specified in Section 5(a) above, provided, however, that the payments specified in clause (iii) of Section 5(a), and the benefits and service credit specified in the final sentence of Section 5(a), shall be made during the twelve (12) month period following the Date of Termination and not for the above referenced twenty-four (24) month period.
     (c) Nothing in this Section 5 shall preclude the Corporation from amending or terminating any employee benefit plan, policy or practice during the Employment Period. In the event that the Executive becomes reemployed with another employer and is eligible to receive medical or other welfare benefits under another employer provided plan, the medical and other welfare benefits provided pursuant to Section 5(a) or 5(b) above shall be secondary to those provided under such other plan during such applicable period of eligibility. To the extent that the benefits and service credit to which the Executive is entitled pursuant to Section 5(a) or 5(b) above are not permitted by the terms of the Corporation’s plans or by applicable law, the Executive shall be entitled to substantially equivalent coverage under an alternative arrangement. Further, any continuation of the Executive’s retirement benefits pursuant to Section 5(a) or 5(b) above shall be made under non-qualified arrangement and shall be payable from the general assets of the Corporation.
     (d) Upon the termination of the Executive’s employment with the Corporation or any of its subsidiaries or affiliates for any reason, all of the Executive’s outstanding equity awards from the Corporation shall be treated in accordance with the plans and agreements evidencing such awards and shall remain subject to the terms and conditions contained therein.
     (e) If at any time on or before May 3, 2006, the Executive’s employment with the Corporation or any of its subsidiaries or affiliates is terminated by the Executive or is terminated by the Corporation for Cause, then the Corporation shall have no obligation to pay the Executive the severance payments described in Sections 5(a) or (b) above, but shall pay the Executive any accrued but unpaid amounts of the Executive’s salary and vacation pay and previously deferred compensation as well as other benefits accrued by the Executive through the date of termination, to the extent payable under the terms of the relevant agreements and plans.

     (f) If at any time on or before May 3, 2006, the Executive’s employment with the Corporation or any of its subsidiaries or affiliates is terminated by reason of the Executive’s death or disability, then the Corporation shall have no obligation to pay to the Executive the severance payments described in Sections 5(a) or (b) above, but shall pay the Executive any accrued but unpaid amounts of the Executive’s salary and vacation pay and previously deferred compensation as well as other benefits accrued by the Executive through (I) in the case of death, the end of the month in which the death occurs, or (II) in the case of disability for the period of such disability (but not to exceed 6 months), to the extent payable under the terms of the relevant agreements and plans. For this purpose, disability shall be determined under the definition of this term in Section 4(a)(2) of the Executive’s Change of Control Agreement.
6. Release. As a condition to the receipt of any benefit under Section 5 hereof, the Executive shall first execute a release, substantially in the form attached hereto as Exhibit A, releasing the Corporation, its subsidiaries, affiliates, shareholders, partners, officers, directors, employees and agents from any and all claims and from any and all causes of action of any kind or character, including but not limited to all claims or causes of action arising out of the Executive’s employment with the Corporation or the termination of such employment.
7. Governing Law; Consent to Jurisdiction; Injunctive Relief. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Ohio, without regard to its conflict of laws provisions. The Executive hereby irrevocably submits to the sole jurisdiction of any Ohio or Federal court sitting in the City of Toledo in any action or proceeding to enforce the provisions of this Agreement, and waives the defense of inconvenient forum to the maintenance of any such action or proceeding. In the event of a breach or threatened breach by the Executive of any of these restrictions, the Corporation shall be entitled to apply to any court of competent jurisdiction for an injunction restraining the Executive from such breach or threatened breach; provided, however, that the right to apply for an injunction shall not be construed as prohibiting the Corporation from pursuing any other available remedies for such breach or threatened breach.
8. Notices. Unless otherwise provided herein, any notice, exercise of rights or other communication required or permitted to be given hereunder shall be in writing and shall be given by overnight delivery service such as Federal Express, telecopy (or like transmission) or personal delivery against receipt, or mailed by registered or certified mail (return receipt requested), to the party to whom it is given at such party’s address set forth below such party’s name on the signature page or such other address as such party may hereafter specify by notice to the other party hereto. Any notice or other communication shall be deemed to have been given as of the date so personally delivered or transmitted by telecopy or like transmission or on the next business day when sent by overnight delivery service.
9. Amendment. This Agreement may be amended, modified, superseded or canceled, and the terms and covenants hereof may be waived, only by a written instrument executed by both of the parties hereto, or in the case of a waiver, by the party waiving compliance.

The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same.
10. Binding Effect. This Agreement is not assignable by the Executive. This Agreement shall be binding upon and inure to the benefit of the Corporation and any successor organizations which shall succeed to the Corporation by merger or consolidation or operation of law or otherwise, or by acquisition of all or substantially all of the assets of the Corporation.
11. Severability. If any provision of this Agreement shall for any reason be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof shall not be affected or impaired thereby and such remaining provisions of this Agreement shall remain in full force and effect. Moreover, if any one or more of the provisions of this Agreement shall be held to be excessively broad as to duration, activity or subject, such provisions shall be construed by limiting and reducing them so as to be enforceable to the maximum extent allowable by applicable law.
12. Execution in Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same instrument.
13. Entire Agreement. This Agreement sets forth the entire agreement, and supersedes all prior agreements and any other agreement between the parties and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement; provided, however, that this Agreement shall not affect or supercede the Change of Control Agreement between Dana Corporation and the Executive, dated May 3, 2003 (the “Change of Control Agreement”), which shall supercede this Agreement upon the occurrence of a Change of Control as defined in the Change of Control Agreement.
14. Titles and Headings. Titles and headings to Sections herein are for purposes of reference only, and shall in no way limit, define or otherwise affect the meaning or interpretation of any of the provisions of this Agreement.
     IN WITNESS WHEREOF, the undersigned have executed this Non-Competition and Severance Agreement as of the date first written above.

/s/ Paul E. Miller
Name:	Paul E. Miller
Address: [Address] Facsimile:

DANA CORPORATION

By:	/s/ Michael J. Burns

Name:	Michael J. Burns
Title:	Chairman & CEO
Address:	P O Box 1000, Toledo, OH

Facsimile:
Attn:

Exhibit A
Made as of                     , 20___ Between
Dana Corporation and Paul E. Miller
RELEASE AGREEMENT
     This Release Agreement (“Release”) is entered into as of this day of , hereinafter “Execution Date”, by and between Paul E. Miller (hereinafter “Executive”), and Dana Corporation and its successors and assigns (hereinafter, the “Corporation”). The Executive and the Corporation are sometimes collectively referred to as the “Parties”.
1.	The Executive’s employment with the Corporation is terminated effective [Month, Day, Year] (hereinafter “Termination Date”). The Corporation agrees to provide the Executive the severance benefits provided for in his Non-Competition and Severance Agreement with the Corporation, dated as of May 3, 2004 (the “Non-Competition Agreement”), after he executes this Release and the Release becomes effective pursuant to its terms and does not revoke it as permitted in Section 3 below, the expiration of such revocation period being the “Effective Date”.

2.	Executive represents that he has not filed, and will not file, any complaints, lawsuits, administrative complaints or charges relating to his employment with, or resignation from, the Corporation; provided, however, that nothing contained in this Section 2 shall prohibit Executive from bringing a claim to challenge the validity of the ADEA Release in Section 3 herein. In consideration of the benefits described in Section 1, for himself and his heirs, administrators, representatives, executors, successors and assigns (collectively, “Releasers”), Executive agrees to release the Corporation, its subsidiaries, affiliates, and their respective parents, direct or indirect subsidiaries, divisions, affiliates and related companies or entities, regardless of its or their form of business organization, any predecessors, successors, joint ventures, and parents of any such entity, and any and all of their respective past or present shareholders, partners, directors, officers, employees, consultants, independent contractors, trustees, administrators, insurers, agents, attorneys, representatives and fiduciaries, including without limitation all persons acting by, through, under or in concert with any of them (collectively, the “Released Parties”), from any and all claims, charges, complaints, causes of action or demands relating to his employment or termination of employment that Executive and his Releasers now have or have ever had against the Released Parties, whether known or unknown. This Release specifically excludes claims, charges, complaints, causes of action or demand that (a) arise after the date of this Release , (b) relate to unemployment compensation claims, (c) involve rights to benefits in which Executive is vested as of the Termination Date under any employee benefit plans and arrangements of the Corporation, or (d) involve obligations owed to Executive by the Corporation under the Non-Competition Agreement, subject to the effectiveness of this Release.

3.	In further recognition of the above, Executive hereby voluntarily and knowingly waives all rights or claims that he may have against the Released Parties arising under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), other than any such rights or claims that may arise after the date of execution of this Release. Executive specifically agrees and acknowledges that: (A) the release in this Section 3 was granted in exchange for the receipt of consideration that exceeds the amount to which he would otherwise be entitled to receive upon termination of his employment; (B) he has hereby been advised in writing by the Corporation to consult with an attorney prior to executing this Release; (C) the Corporation has given him a period of up to twenty-one (21) days within which to consider this Release, which period shall be waived by the Executive’s voluntary execution prior to the expiration of the twenty-one day period, and he has carefully read and voluntarily signed this Release with the intent of releasing the Released Parties to the extent set forth herein; and (D) following his execution of this Release he has seven (7) days in which to revoke his release as set forth in this Section 3 only and that, if he chooses not to so revoke, the Release in this Section 3 shall then become effective and enforceable and the payment listed above shall then be made to him in accordance with the terms of this Release. To cancel this Release, Executive understands that he must give a written revocation to the General Counsel of the Corporation at 4500 Dorr Street, Toledo, Ohio 43615, either by hand delivery or certified mail within the seven-day period. If he rescinds the Release, it will not become effective or enforceable and he will not be entitled to any benefits from the Corporation.

4.	If any provision of this Release is held invalid, the invalidity of such provision shall not affect any other provisions of this Release. This Release is governed by, and construed and interpreted in accordance with the laws of the State of Ohio, without regard to principles of conflicts of law. Executive consents to venue and personal jurisdiction in the State of Ohio for disputes arising under this Release. This Release represents the entire understanding with the Parties with respect to subject matter herein, and no other inducements or representations have been made or relied upon by the Parties. This Release shall be binding upon and inure to the benefit of Executive, his heirs and legal representatives, and the Corporation and its successors as provided in this Section 4. Any modification of this Release must be made in writing and be signed by Executive and the Corporation.
ACCEPTED AND AGREED TO:

Paul E. Miller
Dated:
DANA CORPORATION
By:
Name:
Title:
Dated: